Exhibit 99.1

ACL Semiconductors Corrects Purchase Price for Acquisition of USmart and eVision

HONG KONG, October 1, 2012 — ACL Semiconductors Inc. (OTC Bulletin Board: ACLO) ("ACL"), a leading China-based distributor of memory electronic products in Southern China and Hong Kong, announced today that the purchase price for be paid by ACL Holding is “approximately $2.2 million” for the acquisition of Jussey Investments Limited (“Jussey”), the owner of 80% equity interest in USmart Electronic Products Limited (“USmart”) and 100% equity interest in eVision Telecom Limited (“eVision”). The purchase price to be paid by ACL Holdings for the Shares was incorrectly reflected in the press release issued on September 28, 2012 as “approximately US$1,846,797.89 (HK$14,405,023.55) in the aggregate.”

About ACL Semiconductors Inc.

ACL Semiconductors Inc. is a China-based distributor of semiconductor components in Hong Kong and Southern China. Starting April 1, 2012, ACL is distributing Samsung’s semiconductor and LCD products through ATMD, a newly established joint venture with Tomen Devices. Semiconductor products are used in everything from mobile phones, digital cameras and laptop computers to MP3 players and Wi-Fi products. For more information about ACL Semiconductors Inc. please visit ACL Semiconductors Inc.’s corporate website at http://www.acl-semicon.com.

Forward-Looking Statements

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company's products, general acceptance of the company's products and technologies, competitive factors, timing, and other risks described in the company's SEC reports and filings.

Investor Contacts:

Kun Lin Lee	Stephanie Carrington
Chief Financial Officer	The Ruth Group
ACL Semiconductors Inc.	+1-646-536-7017
+1-408-981-9363	scarrington@theruthgroup.com
+852-3666-9939
klee@atlantic.com.hk